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EXHIBIT 21.1


ARQULE, INC.

SUBSIDIARIES OF THE COMPANY

ArQule Catalytics, Inc., a Delaware corporation (dissolved on March 1, 2001).

Camitro Corporation, a California corporation.

Camitro UK, Ltd., a company organized under the laws of the United Kingdom (Camitro UK, Ltd. is a subsidiary of Camitro Corporation).